Exhibit 5.1

[Kirkland & Ellis LLP Letterhead]

               , 2008

VWR Funding, Inc.

      and the Guarantors set forth below

1310 Goshen Parkway

P.O. Box 2656

West Chester, PA 19380

Re:         Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to VWR Funding, Inc., a Delaware corporation (the “Issuer”), Science Kit, LLC, a Delaware limited liability company, VWR, Inc., a Delaware corporation, VWR International, LLC, a Delaware limited liability company, VWR Management Services LLC, a Delaware limited liability company, and Ward’s Natural Science Establishment, LLC, a Delaware limited liability company, (collectively, the “Subsidiary Guarantors” and, collectively with the Issuer, the “Registrants”).  This opinion letter is being delivered in connection with the proposed registration by the Issuer of $675,000,000 in aggregate principal amount of the Issuer’s 10.25%/11/25% Senior PIK Toggle Notes due 2015, Series B (the “Exchange Notes”) and the registration by the Guarantors of the guarantees of the Exchange Notes (the “Exchange Guarantees”) pursuant to a Registration Statement on Form S-4, originally filed with the Securities and Exchange Commission (the “Commission”) December 21, 2007 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

The Exchange Notes and the Exchange Guarantees are to be issued pursuant to an Indenture, dated as of June 29, 2007 (the “Indenture”), among the Issuer, the Subsidiary Guarantors and Law Debenture Trust Company of New York, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as paying agent and registrar.  The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 10.25%/11.25% Senior PIK Toggle Notes due 2015 (the “Existing Notes”) and the guarantees thereof, of which $675,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (ii) the Indenture, (iii) the Registration Statement and (iv) the Registration Rights

Agreement, dated as of June 29, 2007, by and among the Registrants, Goldman, Sachs & Co., Banc of Americas Securities LLC, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Registrants) and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants).  We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of the parties to obtain certain remedies.

Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Existing Notes, the Exchange Notes will be binding obligations of the Issuer and the Exchange Guarantees will be binding obligations of the Guarantors.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York or the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law.  The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.  None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the States of New York or Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Sincerely,